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Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
Incyte Holdings Corporation	Delaware
Incyte International Holdings Sàrl	Luxembourg
Incyte Europe Sàrl	Switzerland

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  Exhibit 21.1
SUBSIDIARIES